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                                                                   EXHIBIT 99.7


                              ARRANGEMENT AGREEMENT

         THIS ARRANGEMENT AGREEMENT made this 10th day of September, 2001

AMONG:

                  DIEBOLD, INCORPORATED, a corporation incorporated under the Laws of Ohio ("Buyer")

AND:

                  DIEBOLD ACQUISITION LTD., a company incorporated under the Laws of British Columbia and a wholly owned subsidiary of Buyer ("Sub")

AND:

                  GLOBAL ELECTION SYSTEMS INC., a company amalgamated under the Laws of British Columbia ("Target").

WHEREAS:

         A. The respective Boards of Directors of Buyer, Sub and Target have approved this Agreement and the Arrangement, upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Target Common Share, other than any Subject Shares, will be exchanged for Buyer Common Stock at the Exchange Ratio and the Cash Consideration in accordance with the Plan of Arrangement;

         B. Buyer and Target desire to make certain representations, warranties, covenants and agreements in connection with the Arrangement and also to prescribe various conditions to the Arrangement; and

         C. The Board of Directors of Target, after receiving advice from the Financial Advisor and legal advice and after considering other factors, has determined that it would be advisable and in the best interests of Target and the Target Common Shareholders for Target to enter into this Agreement and to effect the Arrangement.

         NOW THEREFORE in consideration of the mutual representations, warranties, covenants and agreements set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree that:

1. THE ARRANGEMENT

         1.1 Process. Subject to the terms and conditions of this Agreement:

         (a) As soon as reasonably practicable after the execution of this Agreement, and in any event before September 14, 2001, Target shall file, proceed with and diligently prosecute an application to the Court pursuant to subsection 252(2) of the Company Act for the Interim Order;



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         (b)      Target shall call and hold the Extraordinary General Meeting as soon as reasonably practicable after obtaining the Interim Order, and in any event shall hold the Extraordinary General Meeting before October 19, 2001;

         (c) In connection with the Extraordinary General Meeting, Target, in consultation with Buyer, shall prepare, file and distribute, in accordance with the applicable Legislation, to the Target Common Shareholders, in a timely manner, the Circular (and any amendments or supplements thereto) and such other documents as may be necessary or desirable to permit the Target Common Shareholders to vote on whether to approve (i) the Arrangement and (ii) the issuance of Target Common Shares pursuant to the Loan Documents and the Contract Manufacturing Agreement, dated June 21, 2001 (the "Contract Manufacturing Agreement"), between Buyer and Target, as amended by Amendment No. 1 on August 3, 2001 (together, the "Share Issuance"), and Buyer and Target jointly shall prepare the form of Letter of Transmittal and such other documents as may be necessary or desirable to effect the Arrangement;

         (d) Target shall solicit proxies to be voted at the Extraordinary General Meeting in favour of the resolution approving the Arrangement and the Share Issuance;

         (e) Target shall conduct the Extraordinary General Meeting in accordance with the Interim Order, the Constituent Documents of Target and as otherwise required by the Legislation;

         (f) If the Arrangement is approved at the Extraordinary General Meeting as set out in the Interim Order, as soon as reasonably practicable thereafter, Target shall take the necessary steps to submit the Arrangement to the Court and proceed with and diligently prosecute an application for the Final Order; and

         (g) If the Final Order is obtained, as soon as reasonably practicable thereafter and subject to the fulfillment or the waiver of each of the conditions referred to in Article 2 of this Agreement, (i) Buyer shall provide the Transfer Agent (as defined in the Plan of Arrangement) with sufficient funds and shares of Buyer Common Stock to complete the transactions contemplated by the Plan of Arrangement and (ii) Target shall file a certified copy of the Final Order with the Plan of Arrangement and such other documents as are required to be filed under the Company Act to give effect to the Arrangement pursuant to the Company Act and forthwith carry out the terms of the Plan of Arrangement.

         1.2 Arrangement Circular. Buyer shall in a timely and expeditious manner furnish to Target all information regarding itself and Sub as may reasonably be required to be included in the Circular pursuant to the Legislation and any other filings required to be made under the Legislation in connection with the transactions contemplated herein. Each of Target and Buyer shall ensure that the information relating to it (and its respective Subsidiaries) that is contained in the Circular does not contain any "misrepresentation", as that term is construed under the applicable Legislation.




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2. CONDITIONS TO THE ARRANGEMENT

         2.1 Conditions in Favour of Buyer. The obligations of Buyer to complete the transactions contemplated by the Arrangement shall be subject to the fulfillment, or the waiver by Buyer, of the conditions set out in Schedule C, each of which is for the exclusive benefit of Buyer and may be waived by Buyer at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have.

         2.2 Conditions in Favour of Target. The obligations of Target to complete the transactions contemplated by the Arrangement shall be subject to the fulfillment, or the waiver by Target, of the conditions set out in Schedule D, each of which is for the exclusive benefit of Target and may be waived by Target at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have.

         2.3 Conditions in Favour of Buyer and Target. The respective obligations of Buyer and Target to complete the transactions contemplated by the Arrangement shall be subject to the fulfillment, or the waiver on the part of each of Buyer and Target, of the conditions set out in Schedule E, each of which may be waived by Buyer or Target at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have.

         2.4 Satisfaction, Waiver and Release of Conditions. The conditions provided for in this Section shall be deemed conclusively to have been satisfied, waived or released when a certified copy of the Final Order with the Plan of Arrangement and such other documents as are required to be filed under the Company Act to give effect to the Arrangement are filed in compliance with
Section 1.1(g) hereof.

3. REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of Target. Except as expressly disclosed in the section of the Target Disclosure Letter corresponding to the paragraph to which such disclosure relates, Target represents and warrants to Buyer as to those matters set forth in Schedule F.

         3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Target as to those matters set forth in Schedule G.

         3.3 Survival of Representations, Warranties and Covenants. No investigation by or on behalf of any Party shall mitigate, diminish or affect the representations and warranties made by any other Party. The representations and warranties of the Parties contained in this Agreement shall terminate upon, and shall not survive, the Effective Time. This Section 3.3 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

4. COVENANTS

         4.1 General. Each of Buyer and Target shall use its reasonable best efforts to satisfy each of the conditions precedent to be satisfied by it and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to permit the



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completion of the Arrangement in accordance with this Agreement and the
Legislation and to cooperate with each other in connection therewith.


         4.2 General Covenant of Target. Target shall use its reasonable best efforts to:

         (a) Provide notice to, and obtain all Required Consents from, other parties to each Material Contract to which it is a party or by which it or its Properties is bound or affected (including, without limitation, loan agreements, leases, pledges, guarantees and security) and any applicable Governmental Authority; provided that in connection therewith, neither Target nor its Subsidiaries shall make any expenditure and no Material Contract shall be amended to increase the amount payable thereunder or otherwise be more burdensome to Target or its Subsidiaries, as the case may be, than the terms existing at the date of this Agreement, without the prior written approval of Buyer;

         (b) Obtain the Interim Order, the Final Order and the approval of the Arrangement and the Share Issuance at the Extraordinary General Meeting of the Target Common Shareholders in accordance with the Interim Order; and

         (c) If any state or provincial takeover statute or securities or similar statute becomes applicable to this Agreement, the Share Issuance or the Arrangement, take all action reasonably necessary to ensure that the Arrangement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Share Issuance or the Arrangement.

         4.3 Defence of Proceedings. Target shall use its reasonable best efforts to vigorously defend, or cause to be defended, any lawsuit or other legal proceeding brought against it or any of its Affiliates challenging this Agreement or the completion of the Arrangement. Target shall not settle or compromise any claim brought in connection with the Arrangement or this Agreement prior to the Effective Date without the prior written consent of Buyer.

         4.4 Transfer Agent. Target shall permit its registrar and transfer agent to act as depositary or Transfer Agent (as defined in the Plan of Arrangement) in connection with the Arrangement. Buyer shall make arrangements for all payments required to be made by it as contemplated pursuant to Section 2.1(b) of the Plan of Arrangement to be made at the time of completion of the transactions contemplated in the Plan of Arrangement.

         4.5 Business in the Ordinary Course. During the period from the date of this Agreement to the Effective Time, Target shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as



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otherwise consented to or approved by Buyer in writing or as expressly contemplated or permitted by this Agreement, Target shall not, and shall not permit any of its Subsidiaries to:

         (a) Alter any of the provisions of the Constituent Documents of Target or any of its Subsidiaries;

         (b) Split, combine or reclassify any shares of its or its Subsidiaries' capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its or its Subsidiaries' shares of capital stock;

         (c) Purchase, redeem or otherwise acquire any shares of its capital or any shares of capital stock of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (d) Issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Encumbrance any of its or its Subsidiaries' shares of capital stock or other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities;

         (e) Authorize or make any capital expenditures other than as set forth in Target's capital expenditures budget for 2001 previously delivered to Buyer;

         (f) Purchase, sell or transfer any assets or Properties, other than in the ordinary course of business consistent with past practice;

         (g)      Acquire or sell any business;

         (h) Enter into or amend any agreement with respect to any Target Stock Option;

         (i) Enter into, modify or amend any Material Contract of which Target or any of its Subsidiaries has the benefit, other than in the ordinary course of business consistent with past practice;

         (j) Incur or become liable for any indebtedness for or in respect of borrowed money or guarantee or become liable in respect of any indebtedness of any other Person for or in respect of borrowed money;

         (k)      Enter into any swap or other derivative transaction;

         (l) Make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company or to officers and employees of the Company or any of its Subsidiaries for travel, business or relocation expenses in the ordinary course of business;

         (m) Lease, license, mortgage, charge or otherwise encumber or subject to any Encumbrance any of its Property or assets, including, without limitation, any Intellectual Property of Target;



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         (n)      Declare, set aside or pay any dividends, including for the purpose of effecting a share subdivision, or make any payment or distribution to its shareholders;

         (o) Establish, adopt, enter into, make or amend any collective bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of Target or any of its Subsidiaries;

         (p) Except (i) as required by Law or (ii) by the terms of any collective bargaining agreement or other agreement currently in effect to which Target or any of its Subsidiaries is a party (A) increase the amount of compensation or benefits of, or pay any severance to, or grant or agree to grant any further compensation, additional benefits or pay any severance to, any (x) director, (y) officer or (z) employee of Target or any of its Subsidiaries with a base annual salary in excess of $100,000 or (B) increase the amount of compensation or benefits of, or pay severance to, any other employee of Target or any of its Subsidiaries, other than in the case of this clause (B) in the ordinary course of business consistent with past practice;

         (q) Cause the current insurance (or re-insurance) policies of Target and its Subsidiaries to be cancelled or terminated or any other coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (r) Pay, discharge or settle any claim or litigation that would result in a liability to Target or its Subsidiaries in excess of $25,000;

         (s) Implement any material change in the present business, affairs, capitalization or financial condition of Target and its Subsidiaries, taken as a whole;

         (t) Make any change to its accounting methods, principles or practices, except as may be required by GAAP, or make or change any Tax election or settle or compromise any material tax liability or refund;

         (u) Make any Tax election or take any action that, individually or in the aggregate, is reasonably likely to increase its Tax liability or adversely effect its Tax attributes;

         (v)      Resolve that it be wound up;

         (w) Appoint or permit the appointment of a liquidator, receiver or trustee in bankruptcy for Target or any of its Subsidiaries or in respect of the Properties or assets of Target or any of its Subsidiaries;



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         (x)      Permit the making of an Order for the winding-up or
                  dissolution of Target or any of its Subsidiaries;

         (y) Enter into or modify any Contractual Obligation with respect to any of the matters set forth in this Section 4.5; or

         (z) Take any action that would, or could reasonably be expected to, render any representation or warranty made by Target in this Agreement untrue.

         4.6 Advice of Changes. Target and Buyer shall promptly advise the other orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it contained in this Agreement or the Option Agreement becoming untrue or inaccurate in any respect, (ii) the failure of it (and, in the case of Buyer, by Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, the Option Agreement or any other Transaction Document, and
(iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such Party or on the truth of their respective representations and warranties or the ability of the conditions set forth herein to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

         4.7 Access to Information. Target shall, and shall cause its Subsidiaries and the officers, directors, employees and agents of it and its Subsidiaries to, afford to Buyer and its representatives and their officers, employees and agents access at all reasonable times to Target's and its Subsidiaries' businesses, Properties, assets, officers, employees, agents, books and records (including all financial, operating, personnel, compensation, tax and other data and information as Buyer through its officers, employees or agents may reasonably request), subject, however, to such access not materially interfering with the ordinary conduct of the businesses of Target and its Subsidiaries.

         4.8 Disclosure. The Parties shall consult with each other in good faith with respect to any press release or similar public announcement (i) with respect to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby or (ii) that names another Party or relates to a business or commercial opportunity involving Target or its Subsidiaries; provided, however, that nothing herein will prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such Party determines such action to be required by Law or the rules of any stock exchange on which its securities are listed for trading.

         4.9 Target Directors' and Officers' Indemnification, Exculpation and Insurance. (a) Buyer and Sub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of Target and its Subsidiaries as provided in their respective Constituent Documents and any indemnification or other agreements of Target as in effect on the date hereof shall survive the Arrangement and shall continue in full force and effect in accordance with their terms.



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                  (b) For three years after the Effective Time, Buyer shall
maintain in effect Target's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time covering each Person currently covered by Target's directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided that Buyer may substitute therefor policies of Buyer with respect to coverage and amount no less favorable to such directors and officers; provided however, that in no event shall Buyer be required to pay aggregate premiums for insurance under this Section 4.9(b) in excess of the amount of the aggregate premiums paid by Target in 2001 on an annualized basis for such purpose plus ten percent.

                  (c) The provisions of this Section 4.9 (i) are intended to be for the benefit of, and will be enforceable by, the indemnified party and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

         4.10 Sub. Buyer shall take all necessary action to cause Sub to perform its obligations under this Agreement and to consummate the Arrangement on the terms and conditions set forth in this Agreement.

         4.11 New York Stock Exchange Listing. Buyer shall use all commercially reasonable efforts to cause the shares of Buyer Common Stock to be issued in the Arrangement to be approved for listing (subject to official notice of issuance) on the New York Stock Exchange prior to the Effective Time. To the Knowledge of Buyer, there are no facts and circumstances that could reasonably be expected to preclude the Buyer Common Stock to be issued in the Arrangement from being approved for listing on the New York Stock Exchange.

         4.12 Registration Statement. Unless an exemption from the registration requirements of the Securities Act is available, as promptly as practicable after the execution of this Agreement, Buyer shall prepare and file with the SEC the Form S-4 in connection with the registration under the Securities Act of the offer, sale and delivery of Buyer Common Stock to be issued in the Arrangement pursuant to this Agreement. Buyer will use all commercially reasonable efforts to have or cause the Form S-4 to become effective as promptly as practicable and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Buyer Common Stock in the Arrangement.

         4.13 Affiliates. Not less than 45 days prior to the date of the Extraordinary General Meeting, Target shall deliver to Buyer a letter identifying all persons who, in the judgment of Target, may be deemed at the time this Agreement is submitted for adoption by the Target Common Shareholders, "affiliates" of Target for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Target shall use reasonable best efforts to cause each person identified on such list to deliver to Buyer not later than ten days prior to the Effective Time, a written agreement in the form attached as Schedule 4.13 hereto.



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         4.14 Fairness Opinion. No later than five business days following the execution of this Agreement, Target shall deliver to Buyer a fully executed copy of the Fairness Opinion delivered to the Board of Directors of Target .

5. OTHER ACQUISITION PROPOSALS

         5.1 No Fettering of Discretion. Nothing in Section 5.2 shall be interpreted to extend to the acts or omissions of any Person acting in his capacity as a director of Target or otherwise to fetter the proper exercise of discretion by such Person.

         5.2 Non-Solicitation. (a) Target agrees with Buyer that (except to the extent Buyer has otherwise consented in writing) until this Agreement is terminated:

                  (i) Target shall immediately cease and cause to be terminated and shall cause its Subsidiaries to immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer) with respect to any Alternative Proposal;

                  (ii) Target shall not waive or vary any terms or conditions of any confidentiality or standstill agreements that it entered into with any Persons that were considering any Alternative Proposal;

                  (iii) Target shall close all data or information rooms previously maintained regarding Target in order to solicit bids or expressions of interest in relation to Target or its Properties or assets and request the return or destruction of all confidential information from such parties; and

                  (iv) None of Target or its Subsidiaries shall (directly or indirectly, through investment bankers or otherwise) solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, or facilitating or encouraging any effort or attempt with respect to, any Alternative Proposal or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or enter into any agreement relating to, any Alternative Proposal; provided, however, that, prior to the Extraordinary General Meeting, Target may, in response to an unsolicited written proposal with respect to an Alternative Proposal from a third party that did not result from a breach of this Section 5.2 and that the Board of Directors of Target determines, in its good faith and reasonable judgment, and after consultation with and the receipt of a written opinion of the Financial Advisor, that such proposal is a Superior Proposal, enter into a customary confidentiality agreement, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with, such third party, but only if the Board of Directors of Target determines, in its good faith and reasonable judgment after consultation with and the receipt of a written opinion from its outside legal counsel, that taking such action is required to comply with the fiduciary duties of the Board of Directors of Target under applicable Law.

                  (b) Except as expressly permitted by this Section 5.2, neither the Board of Directors of Target nor any committee thereof shall (i) withdraw or modify, or propose publicly



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to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors or such committee of the Arrangement or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Proposal, or (iii) cause Target to enter into any Acquisition Agreement. Notwithstanding the foregoing, prior to the Extraordinary General Meeting, in response to an unsolicited written proposal with respect to an Alternative Proposal from a third party that did not result from a breach of this Section 5.2 and that the Board of Directors of Target determines, in its good faith and reasonable judgment, (1) after consultation with and the receipt of a written opinion of the Financial Advisor, that such proposal is a Superior Proposal, and (2) after consultation with and the receipt of a written legal opinion from its outside legal counsel, that taking any of the actions set forth in clauses (i) or (ii) above is required to comply with the fiduciary duties of the Board of Directors of Target under applicable Law, the Board of Directors of Target may withdraw or modify its approval or recommendation of the Arrangement or this Agreement or approve or recommend such Superior Proposal; provided, however, that Target gives Buyer at least ten business days' prior written notice of its Board of Directors' intention to take such action so that Buyer can make a counterproposal as contemplated by Section 6.1(h) (provided, further, that the foregoing will in no way limit or otherwise affect Buyer's right to terminate this Agreement pursuant to Section 6.1(g) or Section 6.1(h) at such time as the requirements of such subsection have been met). Any such withdrawal or modification of the recommendation of the Board of Directors of Target of the Arrangement or this Agreement or any such approval or recommendation of such Superior Proposal will not change the approval of the Board of Directors of Target for purposes of causing any antitakeover statute or other Law to be inapplicable to the Arrangement. Nothing in this Section 5.2(b) shall be construed to (i) permit Target to terminate this Agreement (except as provided in Section 6.1 of this Agreement), (ii) permit Target to enter into any agreement with respect to any Alternative Proposal, or (iii) affect any other obligation of Target under this Agreement.

                  (c) Target shall (i) immediately (and in any event, no later than one business day after receipt) advise Buyer orally and in writing of any request for information or any inquiries or proposals relating to an Alternative Proposal, the material terms and conditions of such request or Alternative Proposal and the identity of the Person making such request or Alternative Proposal and (ii) promptly deliver to Buyer a copy of such written inquiry or proposal and copies of information provided to or by any third party relating thereto. Target will keep Buyer informed of the status and material details (including amendments or proposed amendments) of any such request or Alternative Proposal.

         5.3 Notice to Representatives. Target shall ensure that its respective officers and directors (and those of its Subsidiaries) and any investment bankers or other advisors that it has retained are aware of the provisions of this Agreement, and Target shall be responsible for any breach of those provisions by any such Person.

6. TERMINATION AND AMENDMENT OF AGREEMENT

         6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (or, in the case of Section 6.1(g) or Section 6.1(h), at any time prior to the Extraordinary General Meeting), by action taken or authorized by the Board of Directors of the terminating party or parties:



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         (a)      By mutual written consent of Buyer and Target; or

         (b) By either Buyer or Target, if the Effective Time shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this
                  Section 6.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; or

         (c) By either Buyer or Target, if any Governmental Authority shall have issued an Order, or taken any other action (which the Parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable; or

         (d) By either Buyer or Target, if the Target Shareholder Approval has not been obtained by reason of the failure to obtain such approval at the Extraordinary General Meeting; or

         (e) By Target, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth on Schedule D have not been satisfied on the Termination Date or are not capable of being satisfied on or before the Termination Date; or

         (f) By Buyer, if Target shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth on Schedule C have not been satisfied on the Termination Date or are not capable of being satisfied on or before the Termination Date; or

         (g) By Buyer, if (i) the Board of Directors of Target shall have withdrawn, modified or changed its recommendation or approval in respect of the Arrangement or the Share Issuance in a manner adverse to Buyer; (ii) the Board of Directors of Target shall have recommended any proposal other than by Buyer in respect of an Alternative Proposal; or (iii) in the case of clauses (i) and (ii), the Board of Directors of Target shall have resolved to take any such action; or

         (h) By Target, if the Board of Directors of Target has provided written notice to Buyer that Target intends to terminate the Agreement and enter into an Acquisition Agreement with respect to a Superior Proposal pursuant to Section 5.2(b) (with such termination becoming effective, if Buyer does not make the offer contemplated by clause (iii) below, on the Business Day immediately following the ten Business Day period contemplated thereby, or, if later, upon Target thereafter entering into such Acquisition Agreement); provided, however, that (i) Target shall have complied with Section 5.2 hereof in all material respects;

                  (ii) Target shall have attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice; (iii) Buyer does not make, within ten Business Days after receipt of Target's written notice pursuant to this
                  Section 6.1(h), an offer that the Board of Directors of Target shall have reasonably concluded in good faith (following consultation with its Financial Advisor and outside counsel) is as favorable to the Target Common Shareholders as such Superior Proposal; and (iv) Target pays the Buyer Termination Fee in accordance with Section 6.2(b) concurrently with such termination; or

         (i) By Buyer, if Target shall have materially breached its obligations under Section 1.1 or Section 5.2 of this Agreement; or

         (j) By Buyer, if the Effective Time shall not have occurred on or before the Termination Date because any of the conditions for the benefit of Buyer set forth in Schedule C shall not have been satisfied on or before the Termination Date; or

         (k)      By Buyer, if Buyer determines in its reasonable judgment that
                  (i) Target does not own or have licenses to use all of the Intellectual Property necessary to conduct Target's business as it has been conducted, (ii) Target cannot remedy any environmental problem within 30 days at a cost not to exceed $250,000 in the aggregate, or (iii) there has occurred any material adverse change in the business or assets of Target since December 31, 2000 that has not been disclosed by Target to Buyer in writing on or prior to June 19, 2001 or any other material adverse change in the business or assets of Target prior to the Effective Time.

         6.2 Effect of Termination. (a) In the event of termination of this Agreement by either Buyer or Target as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party to this Agreement or their respective officers, directors or Affiliates, except with respect to Article 7 and this Section 6.2, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Target nor Buyer shall be relieved or released from any liabilities or damages arising out of any breach of this Agreement prior to such termination.

                  (b) Target will pay to Buyer an amount equal to the Buyer Termination Fee if this Agreement is terminated pursuant to Section 6.1(d), 6.1(f), 6.1(g), 6.1(h), 6.1(i), 6.1(j) or 6.1(k).

                  (c) The Parties hereto acknowledge that the agreements contained in this Section 6.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would enter into this Agreement; accordingly, if any Party fails promptly to pay any amount due (or if Target fails to execute any documents in relation to the Buyer Termination Fee) pursuant to this Section 6.2, and, in order to obtain such payment, a Party commences a suit which results in a judgment against another Party for any amounts set forth in this Section 6.2, such Party shall pay to the other Party its costs and expenses (including attorney's fees and expenses) in connection with such suit, together with interest on any amounts adjudged to be due and owing at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The Parties hereto agree that any remedy or amount payable pursuant to this Section 6.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

7. GENERAL

         7.1 Time. Time shall be of the essence of this Agreement in each and every matter or thing herein provided.

         7.2 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) (if so delivered or dispatched prior to 5:00 p.m., local time, on a Business Day in the place of receipt; otherwise such notice will be deemed delivered or dispatched on the next Business Day) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below or to such other address or addresses as any Party may from time to time designate as to itself by like notice:

         If to Target to:

         c/o Global Election Systems, Inc.
         1611 Wilmeth Road
         McKinney, Texas 75069
         Facsimile No.: (972) 542-6044
         Attention:  Michael Rasmussen

         with copies to (which shall not constitute notice):

         Winstead Sechrest & Minick P.C.
         5400 Renaissance Tower
         1201 Elm Street
         Dallas, Texas 75270
         Facsimile No.: (214) 745-5390
         Attention:  Brice E. Tarzwell

         and

         Gowling Lafleur Henderson LLP
         P.O. Box 49122, Suite 2300
         1055 Dunsmuir Street
         Vancouver, British Columbia
         Canada V7X 1J1
         Facsimile No.: (604) 689-8610
         Attention:  Rod C. McKeen

         If to Buyer or Sub to:

         Diebold, Incorporated
         5995 Mayfair Road
         P.O. Box 3077
         North Canton, Ohio 44720-8077
         Facsimile No.: (330) 490-4555
         Attention:   Gregory T. Geswein,
                           Senior Vice President and
                           Chief Financial Officer

         and

         Diebold, Incorporated
         5995 Mayfair Road
         P.O. Box 3077
         North Canton, Ohio 44720-8077
         Facsimile No.: (330) 490-4450
         Attention:   Warren W. Dettinger,
                           Vice President and General Counsel

         with copies to (which shall not constitute notice):

         Jones, Day, Reavis & Pogue
         599 Lexington Avenue
         New York, New York 10022
         Facsimile No.: (212) 755-7306
         Attention:  Thomas W. Bark

         and

         Fasken Martineau DuMoulin LLP
         2100-1075 West Georgia Street
         Vancouver, British Columbia
         Canada V6E 3G2
         Facsimile No.: (604) 631-3232
         Attention:  Lata Casciano

         7.3 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto will pay its own expenses relating to the transactions contemplated by this Agreement and the Transaction Documents, including, without limitation, the fees and expenses of its respective counsel, financial advisors and accountants.

         7.4 Assignment Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party (including an assignment by operation of Law) without the prior written consent of Buyer and Target; provided that Buyer and Sub may assign its and/or their rights and obligations under this Agreement to Buyer or any Affiliate of

Buyer provided that no such assignment will relieve Buyer of any of its obligations under this Agreement.

         7.5 Waiver. Either Buyer (on behalf of itself and Sub) or Target, by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement. Any waiver of any term or condition will not be construed as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any Party in asserting any of its rights hereunder will constitute a waiver of any such rights.

         7.6 Entire Agreement. This Agreement (including the Schedules hereto) and the Transaction Documents supersede any other agreement, whether written or oral, that may have been made or entered into by any Party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the subject matter of this Agreement, including, without limitation, the letter agreement between Buyer and Target dated June 19, 2001 and the amendment thereof dated as of August 3, 2001. This Agreement (together with the Schedules hereto) and the Transaction Documents constitute the entire agreement with respect to the subject matter of this Agreement by and among the Parties hereto and there are no agreements or commitments by or among such Parties or their Affiliates with respect to the subject matter of this Agreement except as expressly set forth herein and therein.

         7.7 Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Buyer (without the joinder of Sub) and Target to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the parties hereto.

         7.8 Rights of the Parties. Except as provided in Section 4.9, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the Parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         7.9 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the substantive Laws of the State of Delaware applicable thereto, without giving effect to the principles of conflict of Laws thereof; except that, any application made in respect of the Interim Order, the Final Order and any appeals related thereto are subject to the Laws of the Province of British Columbia and the Laws of Canada.

                  (b) Except as otherwise set forth in this Agreement, each Party hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of any state or federal court located in the State of Delaware (each, a "Delaware Court"), and any appellate court from any such court, in any suit, action or proceeding arising out of or relating to this Agreement, the Option Agreement or any other Transaction Document, or for recognition or enforcement of any judgment resulting from any such suit, action or proceeding, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in a Delaware Court.

                  (c) It will be a condition precedent to each Party's right to bring any such suit, action or proceeding that such suit, action or proceeding, in the first instance, be brought in a Delaware Court (unless such suit, action or proceeding is brought solely to obtain discovery or to enforce a judgment), and if each such court refuses to accept jurisdiction with respect thereto, such suit, action or proceeding may be brought in any other court with jurisdiction.

                  (d) No Party may move to (i) transfer any such suit, action or proceeding from a Delaware Court to another jurisdiction, (ii) consolidate any such suit, action or proceeding brought in a Delaware Court with a suit, action or proceeding in another jurisdiction unless such motion seeks solely and exclusively to consolidate such suit, action or proceeding in a Delaware Court, or (iii) dismiss any such suit, action or proceeding brought in a Delaware Court for the purpose of bringing or defending the same in another jurisdiction.

                  (e) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (i) any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in a Delaware Court,
(ii) the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in a Delaware Court, and (iii) the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party. Each Party irrevocably consents to service of process in any manner permitted by Law. Notwithstanding the foregoing, this
Section 7.9 will not apply to (x) any suit, action or proceeding by a Party seeking indemnification or contribution pursuant to this Agreement or otherwise in respect of a suit, action or proceeding against such Party by a third party if such suit, action or proceeding by such Party seeking indemnification or contribution is brought in the same court as the suit, action or proceeding against such Party or (y) any suit, action or proceeding to enforce a judgment of a Delaware Court.

         7.10 Titles and Headings. Titles and headings to Articles and Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         7.11 Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) all references to "$" or dollar amounts will be to lawful currency of the United States of America, and (vii) the use in this Agreement of the masculine pronoun in reference to a Party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

                  (b) No provision of this Agreement will be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

         7.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Buyer, Target and Sub to express their mutual intent, and no rule of strict construction will be applied against any Party hereto.

         7.13 Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, will be deemed to be an original. Such counterparts will together constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

         7.14 Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other Parties hereto, that the remedy at Law alone will be an inadequate remedy for such breach and that, in addition to any other remedies which they may have, such other Parties may enforce their respective rights by actions for specific performance (to the extent permitted by Law). Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is deemed prohibited or invalid under such applicable Law, such provision will be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity will not invalidate the remainder of such provision or the other provisions of this Agreement.

         7.15 Definitions. For the purposes of this Agreement, those terms defined in Schedule A shall have the meanings attributed to them in that Schedule.

         7.16 Date for any Action. If the date on which any action is required to be taken hereunder is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

         7.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         7.18 Schedules. The following are the Schedules to this Agreement, which form an integral part hereof.

             Schedule A - Definitions
             Schedule B - Plan of Arrangement
             Schedule C - Conditions for the Benefit of Buyer
             Schedule C-7 - Form of Gowlings Opinion
             Schedule C-9 - Intellectual Property Agreements
             Schedule D - Conditions for the Benefit of Target
             Schedule D-4 - Form of Jones, Day Opinion

             Schedule E - Conditions for the Benefit of Buyer, Target and Sub Schedule F - Representations and Warranties of Target
             Schedule G - Representations and Warranties of Buyer
             Schedule 2(c) - Form of Agreement with Optionholders

         IN WITNESS WHEREOF the Parties hereto have signed this Agreement as of the date first set out above.


                                          DIEBOLD, INCORPORATED



                                          By: /s/ GREGORY T. GESWEIN
                                              ----------------------------------
                                              Gregory T. Geswein
                                              Senior Vice President and
                                              Chief Financial Officer


                                          DIEBOLD ACQUISITION LTD.



                                          By: /s/ GREGORY T. GESWEIN
                                              ----------------------------------
                                              Gregory T. Geswein
                                              President


                                          GLOBAL ELECTION SYSTEMS INC.



                                          By: /s/ BRIAN COURTNEY
                                              ----------------------------------
                                              Brian Courtney
                                              Chief Executive Officer

                                   SCHEDULE A

                                   DEFINITIONS

"ACCOUNTING RULES" means all applicable accounting requirements and the published rules and regulations of the SEC with respect to the preparation of financial statements contained in any report, form or filing with the SEC.

"ACQUISITION AGREEMENT" means any letter of intent, agreement in principle, plan, arrangement or agreement relating to an Alternative Proposal.

"AFFILIATE" shall have the meaning attributed to it under the Exchange Act.

"AGREEMENT" means the Arrangement Agreement, together with the Schedules attached thereto.

"ALTERNATIVE PROPOSAL" means any inquiry, proposal or offer from any Person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income, Properties or assets of Target and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Target or any of its Subsidiaries, (ii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Target or any of its Subsidiaries, or (iii) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Target or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

"ARRANGEMENT" means the arrangement to be undertaken in accordance with the Plan of Arrangement set forth on Schedule B, subject to any amendment or variation made in accordance with that Schedule.

"BUSINESS DAY" means any day other than a Saturday, Sunday or Canadian or U.S. federal or British Columbia provincial holiday or a day on which banks are not open for business in Vancouver, British Columbia or New York, New York.

"BUYER COMMON STOCK" means the common stock, par value US$.01 per share, of the Buyer.

"BUYER DISCLOSURE LETTER" means the disclosure letter delivered by Buyer to Target prior to the execution by Target of the Agreement.

"BUYER EXPENSES" means an amount equal to all out-of-pocket costs and expenses of Buyer incurred in connection with this Agreement, the Option Agreement and the transactions contemplated hereby and thereby and any litigation associated therewith (including, without limitation, all SEC filing fees and all fees and expenses payable to accountants, counsel, consultants and due diligence expenses).

"BUYER SEC DOCUMENTS" means, collectively, all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by the Buyer with the SEC since January 1, 2000 and prior to the date hereof.

"BUYER TERMINATION FEE" means an amount in cash equal to the sum of $1,000,000 and the Buyer Expenses.

"CIRCULAR" means the information circular of Target to be sent by Target to the Target Common Shareholders in connection with the Extraordinary General Meeting.

"CODE" means the U.S. Internal Revenue Code of 1986, as amended.

"COMPANY ACT" means the Company Act (British Columbia), as the same may be amended or re-enacted or any successor legislation thereto.

"CONSTITUENT DOCUMENTS" of a Person means the certificate of incorporation, by-laws, memorandum and articles of incorporation, or other similar governing documents of such Person.

"CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or any agreement, contract, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

"COURT" means the Supreme Court of British Columbia.

"EFFECTIVE DATE" means the date on which a certified copy of the Final Order with the Plan of Arrangement and such other documents as are required to be filed under the Company Act to give effect to the Arrangement have been accepted for filing under Section 252 of the Company Act by the Registrar appointed under the Company Act, which shall, at Buyer's option, be following the expiration of any appeal period with respect to the Final Order or the Interim Order under the Company Act.

"EFFECTIVE TIME" means the time on the Effective Date when the Arrangement will become effective according to its terms.

"ENCUMBRANCE" means any lien, charge, encumbrance, title retention right, security interest, pledge, hypothecation or right of others of any nature or kind whatsoever.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and its Canadian equivalent.

"EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

"EXCHANGE RATIO" means the ratio of a share of Buyer Common Stock to be exchanged for each whole Target Common Share equal to the quotient (rounded to the nearest 1/100,000) determined by dividing (x) 0.908 by (y) the average of the daily volume weighted average prices (based on a trading day from 9:30 a.m. to 4:00 p.m. (New York City time)) of the Buyer Common Stock on the New York Stock Exchange as reported by Bloomberg Financial LP using the AQR function for the ten consecutive trading days ending with the trading day immediately preceding the Effective Time; provided, that the Exchange Ratio shall not be less than 0.02421 or greater than 0.03027.

"EXTRAORDINARY GENERAL MEETING" means the meeting (including any adjournment thereof) of the Target Common Shareholders to approve the Arrangement.

"FAIRNESS OPINION" means the opinion of the Financial Advisor to the effect that the consideration to be received under the Arrangement is fair to the Target Common Shareholders from a financial point of view.

"FINAL ORDER" means the order of the Court approving the Arrangement.

"FINANCIAL ADVISOR" means J.J.B. Hilliard, W.L. Lyons, Inc.

"FORM S-4" means, if required, the registration statement filed by Buyer with the SEC to register the Buyer Common Stock to be issued as part of the Exchange Consideration (as defined in the Plan of Arrangement).

"GAAP" means Canadian generally accepted accounting principles.

"GOVERNMENTAL AUTHORITY" means any nation or government, any state, provincial or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, without limitation, any quasi-governmental, supranational, statutory, environmental or securities regulatory entity and any stock exchange, court or arbitral body.

"HAZARDOUS SUBSTANCES" means: (A) those materials, pollutants and/or substances defined in or regulated under any environmental Law, including the following national Canadian statutes and their provincial counterparts, as each may be amended from time to time, and all rules regulations and policies promulgated thereunder: Canadian Environmental Protection Act, 1999, the Fisheries Act, the Transportation of Dangerous Goods Act, 1992, the British Columbia Drinking Water Protection Act, the British Columbia Health Act, the British Columbia Pesticide Control Act and the British Columbia Waste Management Act; (B) those materials, pollutants and/or substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all rules, regulations and policies promulgated thereunder: the Hazardous Materials Transportation Act of 1980, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Toxic Substances Control Act and the Clean Air Act; (C) petroleum and petroleum products including crude oil and any fractions thereof; (D) natural gas, synthetic gas and any mixtures thereof; (E) radon; (F) asbestos; (G) any other contaminant; and (H) any materials, pollutants and/or substance with respect to which any Governmental Authority requires environmental investigation, monitoring, reporting or remediation.

"INTELLECTUAL PROPERTY" means without limitation any or all of the following and all rights associated therewith: (A) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (C) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (D) all mask works, mask work registrations and applications therefor; (E) all industrial designs and any registrations and applications therefor; (F) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (G) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

"INTELLECTUAL PROPERTY OF TARGET" means any Intellectual Property that: (A) is owned by or licensed to Target or any Subsidiary; (B) is used in the operation of the businesses of Target or any Subsidiary; (C) is currently included in or provided with products of Target or any Subsidiary which Target or any Subsidiary makes available for use by others, including the design and use of the products of Target or any Subsidiary; (D) was in the past included in, or provided with, products of Target or any Subsidiary which were made available for use by others, and for which any product recipients still hold an unterminated license.

"INTERIM ORDER" means an order of the Court providing for, among other things, the calling and holding of the Extraordinary General Meeting.

"ITA" means Income Tax Act (Canada), as the same may be amended or re-enacted, or any successor legislation thereto.

"KNOWLEDGE" means the actual Knowledge of any director or officer of Target, any of Target's Subsidiaries or Buyer, as the case may be, in each case after due inquiry.

"LAW" means any federal, foreign, state, provincial or local statute, law, rule, regulation, ordinance, code, permit, bylaw, license, policy or rule of common law or any rules, regulations and policies promulgated by a Governmental Authority having jurisdiction.

"LEASED PROPERTIES" of any Person means all real properties (collectively with all buildings, structures and other improvements thereon) leased by such Person.

"LEGISLATION" means the Company Act, the securities legislation of each province and territory of Canada, the rules, regulations and forms made or promulgated under that legislation, and the policies, bulletins and notices of the regulatory authorities administering that legislation and the rules, regulations, bylaws and policies of The Toronto Stock Exchange, as any of the foregoing may be amended from time to time.

"LETTER OF TRANSMITTAL" means the letter of acceptance and transmittal to be forwarded by Target to the Target Common Shareholders, together with the Circular, in form and substance acceptable to Buyer.

"LOAN DOCUMENTS" means, collectively, the Bridge Loan Agreement, dated as of June 29, 2001, as amended by Amendment No. 1 dated August 3, 2001, the Collateral and Guarantee Agreement, dated as of June 29, 2001 and the Warrant to Purchase Common Shares dated as of August 3, 2001, each executed by Buyer and Target.

"MATERIAL ADVERSE EFFECT" means any change, effect, violation, inaccuracy, event or condition (other than a change in general economic conditions) that, individually or together with all such changes, effects, violations, inaccuracies, events or conditions, has had or could reasonably be expected to
(a) have a material adverse effect on the business, prospects, operations, Properties, assets or condition (financial or otherwise) of a Party and its Subsidiaries, taken as a whole, (b) have a material adverse effect on the validity or enforceability of this Agreement, the Option Agreement or any of the other Transaction Documents or the rights or remedies, taken as a whole, of a Party hereunder or thereunder, or (c) prevent or materially delay any Party's ability to consummate the transactions contemplated by this Agreement, the Option Agreement or in any other Transaction Document.

 "MATERIAL CONTRACT" means any material contract, commitment or understanding (including any lease, license, loan agreement, note, guarantee, indemnity, indenture, security agreement, reseller or distribution or other instrument), whether written or oral, including without limitation, the agreements described in paragraph 14(a) on Schedule F.

"MULTIEMPLOYER PLAN" means a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 3(40) of ERISA or their Canadian equivalents.

"OPTION AGREEMENT" means the Common Share Option Agreement between Target and Buyer, dated as of the date hereof.

"ORDER" means any judgment, injunction, judicial or administrative order or decree.

"PARTIES" or "PARTY" means, collectively, Buyer, Sub and Target or individually, Buyer, Sub or Target, as applicable.

"PERMITS" means licenses, permits, orders, registrations and other authorizations.

"PERMITTED ENCUMBRANCES" means (a) mechanics', workmen's, carriers', repairmen's or other like Encumbrances incurred in the ordinary course of business in respect of obligations that are not overdue, (b) statutory liens for Taxes, assessments and other similar Governmental Authority charges that are not overdue, (c) Encumbrances that arise under zoning, land use and other similar imperfections of title that arise in the ordinary course of business and that, individually and in the aggregate, do not materially affect the value, use or marketability of the property subject thereto, (d) Encumbrances arising out of indebtedness to Hibernia National Bank, Compass Bank and Jones, Gable & Company existing as of the date of execution of the Agreement, or (e) Encumbrances arising out of capital lease obligations identified in the Target Disclosure Letter.

"PERMITTED RIGHTS" means (A) non-exclusive rights granted for a limited period of time by Target or a Subsidiary to a licensee or sublicensee to use Intellectual Property of Target as part of, or with, a product Target or such Subsidiary has sold or licensed to such licensee or sublicensee; or (B) rights retained by the joint owner of Intellectual Property of Target, who was identified as a joint owner in the Target Disclosure Letter, and such retained rights do not interfere with Target or any Subsidiary using, sublicensing or transferring its rights to or ownership of the Intellectual Property of Target.

"PERSON" includes an individual, corporation, incorporated or unincorporated association, syndicate or organization, partnership, limited liability company, joint venture, association, joint stock company, trust, trustee, executor, administrator or other legal representative or other entity.

"PLAN OF ARRANGEMENT" means the Plan of Arrangement set forth as Schedule B, subject to any amendment or variation made in accordance with that Schedule.

"PROPERTY" means any right or interest in or to property, of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, equity interests.

"REQUIRED CONSENTS" means (i) all required waivers, consents and approvals or releases from other parties to each Material Contract and (ii) all licenses, registrations, consents, approvals, authorizations and orders of each applicable Governmental Authority necessary or appropriate for the consummation of the Arrangement.

"SECURITIES ACT" means the Securities Act of 1933, as amended.

"SEDAR" means the System for the Electronic Document Analysis and Retrieval of the Canadian Securities Administration.

"SEC" means the United States Securities and Exchange Commission.

"SUBJECT SHARES" means Target Common Shares which, at the date of this Agreement, are held, directly or indirectly, by Target or Buyer, and which, immediately prior to the implementation of the Arrangement, will be held, directly or indirectly, by Target or Buyer.

"SUBSIDIARY" means with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person and
(ii) any partnership, one or more of the general partners or managing general partners of which is such Person or an entity described in clause (i) and related to such Person.

"SUPERIOR PROPOSAL" means any Alternative Proposal in respect of all or substantially all of the Target Common Shares not solicited by Target and which did not otherwise result from a breach of Section 5.2 that meets each of the following conditions: (i) any required financing in connection with such Alternative Proposal shall have been demonstrated to the satisfaction of the Board of Directors of Target, acting in good faith, to be reasonably likely to be obtained, (ii) such Alternative Proposal is not subject to a due diligence condition following execution of the Acquisition Agreement, (iii) such Alternative Proposal includes take-out financing that would permit the Company to satisfy all of its obligations under the Loan Documents immediately following the execution of the Acquisition Agreement related thereto, and (iv) such Alternative Proposal, if consummated in accordance with its terms, would result in a transaction (a) more favorable to the Target Common Shareholders than the Plan of Arrangement and the transactions contemplated by the Loan Documents and the Contract Manufacturing Agreement, taken as a whole, and (b) having a value per Target Common Share greater than the value per Common

Share provided by the Plan of Arrangement as determined in good faith by the Board of Directors of Target.

"TARGET BALANCE SHEET" means the most recent balance sheet contained in the Target SEC Documents.

"TARGET BENEFIT PLANS" means any compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other stock related rights, fringe benefit, retirement, vacation, disability, death benefit, supplemental unemployment benefits, hospitalization, medical, dental, life, severance, post-employment benefits or other plan, agreement, arrangement, policies or understanding, or employment severance, retention, consulting, change of control or similar agreement, whether formal or informal, oral or written, providing benefits to any current or former employee, officer, director or shareholder of Target or any of its Subsidiaries or to which Target or any of its Subsidiaries contributes or is or was obligated to contribute, which will include each "employee benefit plan" (within the meaning of Section 3(3) of ERISA or its Canadian equivalent), whether or not subject to ERISA, but shall not include any Multiemployer Plan).

"TARGET COMMON SHARES" means the common shares, without par value, of Target.

"TARGET COMMON SHAREHOLDERS" means registered holders of Target Common Shares.

"TARGET DISCLOSURE LETTER" means the disclosure letter delivered by Target to Buyer prior to the execution by Buyer of this Agreement.

"TARGET SEC DOCUMENTS" means, collectively, all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Target with the SEC and on SEDAR since January 1, 2000 and prior to the date hereof.

"TARGET SHAREHOLDER APPROVAL" means an affirmative vote for the Arrangement of not less than 75% of the votes cast by the holders of Target Common Shares, being entitled to do so in person or by proxy, at the Extraordinary General Meeting and, if required under the Company Act, the approval of Target Common Shares in accordance with Section 252(8) of the Company Act.

"TARGET STOCK OPTIONS" means any options, warrants or other rights to acquire equity interests of Target, including, without limitation, pursuant to the agreements listed in paragraph 2 of the Target Disclosure Letter.

"TAX AUTHORITY" means the Internal Revenue Service, the Canada Customs and Revenue Governmental Authority and any other domestic or foreign bureau, department, entity or other Governmental Authority responsible for the administration of any Tax.

"TAX RETURN" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

"TAXES" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, provincial or local taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

"TERMINATION DATE" means March 31, 2002.

"TRANSACTION DOCUMENTS" means, collectively, the Agreement, the Option Agreement and each other agreement, consent or certificate delivered or obtained in connection with the transactions contemplated by this Agreement or the Option Agreement.

                                   SCHEDULE B

                      PLAN OF ARRANGEMENT UNDER SECTION 252
                      OF THE COMPANY ACT (BRITISH COLUMBIA)

1. INTERPRETATION

         1.1 Definitions. In this Plan of Arrangement defined terms used but not defined have the meanings ascribed to those terms in the Arrangement Agreement:

"ARRANGEMENT" means the arrangement undertaken in accordance with of Section 252 of the Company Act and following the expiration of any appeal period in accordance with the Company Act, on the terms and conditions set forth in this Plan of Arrangement and any amendment or variation thereto made in accordance with Section 5 hereof.

"ARRANGEMENT AGREEMENT" means the agreement made August 30, 2001 among Buyer, Sub and Target.

"CASH CONSIDERATION" means for each Target Common Share, US$0.227, payable in accordance with Section 4.1.

"CERTIFICATES" means certificates which immediately prior to the Effective Time represented outstanding Target Common Shares.

"DISSENTING SHAREHOLDER" means a Registered Holder who properly gives a Notice of Dissent in accordance with Section 207 of the Company Act as modified by the Interim Order.

"EXCHANGE CONSIDERATION" means, for each Target Common Share, a number of fully paid and nonassessable shares of Buyer Common Stock equal to the Exchange Ratio and the Cash Consideration.

"NOTICE OF DISSENT" means a notice of dissent contemplated by Section 207(l)(a) of the Company Act which is given in the manner set forth in Section 207 of the Company Act as modified by the Interim Order.

"PLAN OF ARRANGEMENT", "HEREOF", "HEREIN", "HEREUNDER" and similar expressions refer to this Plan of Arrangement, and not to any particular article, section or other portion hereof.

"REGISTERED HOLDERS" means registered holders of Target Common Shares, other than the Subject Shares.

"REGISTRAR" means the Registrar appointed under the Company Act;

"SUB COMMON SHARES" means the common shares, without par value, of Sub; and

"TRANSFER AGENT" means Pacific Corporate Trust Company.

         1.2 Headings and References. The division of this Plan of Arrangement into sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to sections are to sections of this Plan of Arrangement

         1.3 Currency. Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in United States dollars.

         1.4 Time. Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time, Vancouver, British Columbia.

         1.5 Number, Gender and Persons. In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders; and words importing Persons shall include a natural Person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental board, Governmental Authority or instrumentality thereof).

         1.6 Date for any Action. If the date on which any action is required to be taken hereunder is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

         1.7 Objectives of the Arrangement. Subject to the terms and conditions set forth herein, Buyer, acting directly or through Sub, shall acquire all of the outstanding Target Common Shares such that at the Effective Time, Target will be a direct or indirect wholly-owned subsidiary of Buyer in such a manner that achieves the following objectives: (i) Registered Holders at the Effective Time (other than holders of Subject Shares) shall receive the Exchange Consideration in exchange for their Common Shares; (ii) all Target Common Shares shall be owned by Buyer or Sub at the Effective Time; (iii) receipt of the Exchange Consideration shall be a taxable transaction to those Registered Holders who are liable for Taxes under the ITA and to those Registered Holders who are liable for Taxes under United States federal income Tax; and (iv) the Arrangement shall not constitute a reorganization within the meaning of Section 368 of the Code.

2. EFFECT AND MECHANICS OF THE ARRANGEMENT

         2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Arrangement and without any action on the part of the Registered Holder or
Buyer:

                  (a) Sub Common Shares. Each issued and outstanding Sub Common Share shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable common share of Sub.

                  (b) Exchange of Target Common Shares. On the Effective Date the following shall occur and shall be deemed to occur in the following order without any further act or formality, except as otherwise provided:

                           (i) Each issued and outstanding Target Common Share
                  other than:

                                    (A) the Subject Shares; and

                                    (B) Target Common Shares in respect of which
                           a Notice of Dissent has been given in accordance with
                           Section 3 hereof;

shall be and shall deemed to be transferred to Buyer or Sub in exchange for the Exchange Consideration;

                           (ii) Each issued and outstanding Target Common Share
                  in respect of which a Notice of Dissent has been given shall be and shall be deemed to be transferred to Target with Target being obligated to pay therefor the amount determined in accordance with Section 3 of this Plan of Arrangement;

                           (iii) With respect to each Target Common Share
                  transferred in accordance with paragraph (i) above:

                                    (A) The holder thereof shall cease to be the
                           holder of such Target Common Shares, the name of the Registered Holder thereof shall be removed from the register of members of Target, and such holder shall cease to have any rights with respect to such Target Common Shares other than the payments contemplated under Sections 2.2(b) and 3, as applicable;

                                    (B) The certificate representing such Target
                           Common Shares shall be deemed to have been cancelled as of the Effective Date;

                                    (C) The Registered Holder thereof shall be
                           deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer such share in accordance with paragraph (i) or (ii) above;

                                    (D) Buyer or Sub shall be and shall be
                           deemed to be the transferee of such Target Common Shares if transferred in accordance with paragraph
                           (i) or (ii) and shall be entered in the register of members of Target as the holder of such shares; and

                                    (E) Buyer shall be entitled to make such
                           deductions, withholdings and remittances of Taxes in respect of the Exchange Consideration as and when required under the ITA or under the Code.

         (c) Treatment of Target Stock Options.

                  (i) Target shall take all actions necessary to provide that, at the Effective Time, each then-outstanding Target Stock Option will be canceled by Target in exchange for payment to the holders of such Options of an amount in respect thereof (x) in cash equal to the product of (1) the Cash Consideration and (2) the number of Target Common Shares subject to such Target Stock Option and (y) in shares of Buyer Common Stock equal to the product of (1) the Exchange Ratio and (2) the number of Target Common Shares subject to such Target Stock Option (such payment to be made net of applicable withholding Taxes and the aggregate exercise price payable upon exercise of such Target Stock Option or, if the aggregate exercise price of such Target Stock Options exceeds the aggregate Cash Consideration payable in respect thereof, subject to the payment by the holder of such Target Stock Options to Target of such positive difference). Any Target Stock Options not canceled, exercised or converted prior to the Effective Time will, by reason of the Arrangement, thereafter represent the right to receive during the term of such Target Stock Option only the consideration described in the immediately preceding sentence.

                  (ii) Target shall use its reasonable best efforts to obtain consents from holders of Target Stock Options in the form attached hereto as Schedule 2(c) so that following the Effective Time, all Target Stock Options not exercised or converted prior to the Effective Time will terminate.

                  (iii) Prior to the Effective Time, Target shall, at the request of Buyer, (A) obtain any consents from holders of Target Stock Options and (B) make any amendments to the terms of the agreements evidencing Target Stock Options that Buyer deems necessary to give effect to the actions contemplated by subsections (i) and (ii) of this Section 2.1(c). Notwithstanding any other provision of this Section 2.1(c), payment may be withheld in respect of any Target Stock Option until the necessary consents and amendments are obtained.

                  (d) Anti-Dilution Provisions. In the event Buyer changes (or establishes a record date for changing) the number of shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Buyer Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction. In addition, in the event Buyer pays (or establishes a record date for payment) an extraordinary dividend on, or makes any other extraordinary distribution in respect of, Buyer Common Stock, the Exchange Ratio shall be appropriately adjusted to reflect such dividend or distribution.

         2.2 Exchange of Certificates. (a) Transfer Agent. Prior to the Effective Time, Buyer shall deposit with the Transfer Agent, for the benefit of the Registered Holders, for exchange in accordance with this Article 2, cash in an amount equal to the aggregate Cash Consideration and certificates representing the shares of Buyer Common Stock issuable pursuant to Section 2.1 in exchange for outstanding Target Common Shares other than Subject Shares.

                  (b) Exchange Procedures. Promptly after the Effective Time, the Transfer Agent shall mail to each Registered Holder of a Certificate whose shares were exchanged for the right to receive the Exchange Consideration pursuant to Section 2.1, (i) the Letter of Transmittal and (ii) instructions for use in surrendering the Certificates in exchange for the Exchange Consideration. The Letter of Transmittal will specify that (i) delivery of the Certificates and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Transfer Agent and (ii) upon return of the Letter of Transmittal and Certificates, the Registered Holder waives his rights of dissent under Section 3.1 hereof in respect of the Target Common Shares to which the Letter of Transmittal relates. Upon surrender of a Certificate for cancellation to the Transfer Agent, together with the Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration, a certificate representing that number of whole shares of Buyer Common Stock that such Registered Holder has the right to receive pursuant to the provisions of this Article 2 in respect of all of such Registered Holder's Target Common Shares, certain dividends or other distributions in accordance with Section 2.2(c), and cash in lieu of any fractional share of Buyer Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Target Common Shares that is not registered in the transfer records of Target, a certificate representing the proper number of shares of Buyer Common Stock may be issued to a Person other than the Registered Holder in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, satisfactory evidence is provided that such Person is the beneficial owner of such Target Common Shares and the Person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Buyer Common Stock to a Person other than the Registered Holder of such Certificate or establish to the satisfaction of Buyer that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Exchange Consideration that the Registered Holder thereof has the right to receive pursuant to the provisions of this Article 2, certain dividends or other distributions in accordance with Section 2.2(c), and cash in lieu of any fractional share of Buyer Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 2.

                  (c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares of Common Stock shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article 2. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Buyer Common Stock, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock.

                  (d) No Further Ownership Rights in Target Common Shares. All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 2 (including any cash paid pursuant to this Article 2) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Target Common Shares, subject, however, to the Target's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Target on such Target Common Shares which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Target of the Target Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Buyer or the Transfer Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

                  (e) No Fractional Shares.


                           (i) No certificates or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates formerly representing Target Common Shares, no dividend or distribution of Buyer shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer.

                           (ii) Notwithstanding any other provision of this Plan of Arrangement, each Registered Holder of Target Common Shares exchanged pursuant to the Arrangement who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount, less the amount of any withholding taxes that may be required thereon, equal to such fractional part of a share of Buyer Common Stock multiplied by the closing trading price of the Buyer Common Stock on the New York Stock Exchange on the trading day immediately preceding the Effective Time.

                  (f) No Liability. None of Buyer, Sub, Target or the Transfer Agent shall be liable to any Person in respect of any Exchange Consideration, any dividends or distributions with respect thereto, or any cash in lieu of fractional shares of Buyer Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Exchange Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of Buyer Common Stock pursuant to this Article 2, would otherwise escheat to or become the property of any Governmental Authority), any such Exchange Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable Law, become the property of the applicable Governmental Authority, free and clear of all claims or interest of any Person previously entitled thereto.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such Person of a bond in such reasonable amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Exchange Consideration and any unpaid dividends and distributions in respect thereof and any cash in lieu of fractional shares of Buyer Common Stock, in each case pursuant to the Agreement.

3. RIGHTS OF DISSENT

         3.1 Rights of Dissent. Any Registered Holder (other than holders of Subject Shares) may exercise rights of dissent conferred by the Interim Order in connection with the Arrangement in the manner set out in Section 207 of the Company Act, as modified by the Interim Order within the time limits imposed under Section 207 of the Company Act. Without limiting the generality of the foregoing or Section 207(7)(a) of the Company Act, any Registered Holder which has given a Notice of Dissent shall cease to be entitled to the rights of a Dissenting Shareholder in respect of Target Common Shares in respect of which the Notice of Dissent was given if such Registered Holder completes and delivers to the Transfer Agent his surrendered Certificate together with the Letter of Transmittal, duly executed, and such other documents as reasonably required by the Transfer Agent in accordance with Section 2.2(b) in respect of such Target Common Shares. The rights of dissent granted hereunder are governed by, and subject to, the restrictions contained in Section 207 of the Company Act.

         3.2 Rights of Dissenting Shareholders. In the event a Registered Holder gives a Notice of Dissent but is not entitled, for any reason, to be paid the fair value of the Target Common Shares in respect of which the Notice of Dissent was given pursuant to Section 207 of the Company Act, such Registered Holder will be entitled to receive only the Exchange Consideration contemplated by
Section 2.1(b) which such Registered Holder would have received if such Registered Holder had not given a Notice of Dissent.

4. PAYMENT OF EXCHANGE CONSIDERATION

         4.1 Right to Payment.

                  (a) Subject to Section 2.2(b), promptly after the Effective Time, where a Registered Holder has delivered to the Transfer Agent a duly executed Letter of Transmittal, the Certificates representing such Registered Holder's Target Common Shares and any other documents in accordance with Section 2.2(b), Buyer shall cause the Transfer Agent either:

                           (i) to forward or cause to be forwarded by first class mail to the Registered Holder at the address specified in the Letter of Transmittal;

                           (ii) if requested by the Registered Holder in the Letter of Transmittal, to make available at the offices of the Transfer Agent for pick-up by the Registered Holder; or

                           (iii) if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), to forward or cause to be forwarded to the Registered Holder at the address of the holder as shown on the share register maintained by Target or its Transfer Agent a cheque in United States currency representing the Cash Consideration required to be made to such Registered Holder pursuant to the provisions hereof and in respect of fractional shares and a certificate representing that number of whole shares of Buyer Common Stock that such Registered Holder has the right to receive pursuant to the provisions of Article 2 of this Agreement in respect of all of such Registered Holder's Target Common Shares.

                           (b) (i) Promptly following the Effective Time, where a Registered Holder whose Target Common Shares have been transferred to Sub pursuant to Article 2 has not delivered the Letter of Transmittal and Certificates contemplated by Section 4.1(a) and has not exercised his or her rights of dissent in accordance with Section 3.1, Buyer shall cause the Transfer Agent to make available at the principal office of the Transfer Agent a cheque in United States currency representing the Cash Consideration to such Registered Holder pursuant to the provisions hereof upon presentation of a duly executed Letter of Transmittal and the Certificates evidencing such Target Common Shares and any other documents in accordance with Section 2.2(b).

                           (ii) Buyer shall have provided the Transfer Agent with sufficient funds for this purpose, prior to the filing of the Final Order with the Registrar, with funds to be provided in accordance with Buyer's agreement with the Transfer Agent.

                  (c) Payment Registration. Unless otherwise directed by the Letter of Transmittal, the payment referred to in Sections 2.2(b) and 4.1(a) shall be issued in the name of the Registered Holder of the Target Common Shares acquired.

                  (d) Payments held in Trust. All amounts payable to a Registered Holder shall be paid or made to the Transfer Agent to be held in trust for such Registered Holder. All monies so held in trust by the Transfer Agent shall be invested by it in interest bearing trust accounts (which may be in deposits at, or other interest-bearing obligations of, the Transfer Agent) upon such terms as Buyer may deem appropriate.

                  (e) Unclaimed Payments. If any Registered Holder fails for any reason to deliver to the Transfer Agent for cancellation the Certificates formerly representing Target Common Shares, together with all other required documents in accordance with Section 2.2(b) on or before the third anniversary of the Effective Time, such Registered Holder shall be deemed to acknowledge that the Transfer Agent shall hold and disburse the Exchange Consideration in respect thereof in accordance with applicable Law.

5. AMENDMENT

         5.1 Amendment. This Plan of Arrangement may be amended, modified and/or supplemented at any time and from time to time, if consented to in writing by Buyer and Target and filed with the Court and, if such amendment is made following the Extraordinary General Meeting, as approved by the Court and communicated to Registered Holders in the manner required by the Court (if so required).

                                   SCHEDULE C

                       CONDITIONS FOR THE BENEFIT OF BUYER

         The obligations of Buyer to complete the transactions contemplated by the Arrangement shall be subject to the fulfillment, or the waiver by Buyer, of the following conditions at or prior to the Effective Time, each of which is for the exclusive benefit of Buyer and may be waived by Buyer at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

1. The Arrangement shall not have been amended, modified and/or supplemented by direction of the Court or any other Governmental Authority in a manner unacceptable to Buyer;

2. Target shall have performed in all material respects the obligations to be performed by it under this Agreement on or before the Effective Time;

3. The representations and warranties of Target set forth in Schedule F shall be true and correct in all material respects at and as of the Effective Time (as if made at and as of that time), except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

4. No action, suit or proceeding shall have been commenced or threatened in writing by or before any court or other Governmental Authority against Buyer, Target or any of their respective Affiliates with respect to the transactions contemplated by this Agreement, the Option Agreement or any of the other Transaction Documents that could reasonably be expected to have a Material Adverse Effect on either Buyer or Target;

5. No Order shall have been issued by any Governmental Authority, no action, suit or proceeding shall have been threatened or taken by any Governmental Authority, and no Law, regulation or policy shall have been proposed, enacted, or promulgated or applied which directly or indirectly imposes material limitations or conditions on the acquisition by, or the disposition to, Buyer of the Target Common Shares or the completion of the Arrangement or the right of Buyer to own or exercise full rights of ownership of the Target Common Shares, including the right to vote or dispose of any such Target Common Shares, or compels Buyer to dispose of or hold separately such Target Common Shares or any material assets of Target or its Subsidiaries;

6. No more than 10% of the issued and outstanding Target Common Shares shall be the subject of the exercise of any rights of dissent by Registered Holders (as defined in the Plan of Arrangement) in relation to the Plan of Arrangement;

7. Gowling Lafleur Henderson LLP shall have delivered a legal opinion to Buyer in substantially the form attached hereto as Schedule C-7;

8. The period during which the Interim Order or the Final Order shall be subject to appeal shall have expired; and

9. The persons identified on Schedule C-9 shall have entered into the intellectual property agreements in the form attached hereto as Schedule C-9.

                                   SCHEDULE D

                      CONDITIONS FOR THE BENEFIT OF TARGET

         The obligations of Target to complete the transactions contemplated by the Arrangement shall be subject to the fulfillment, or the waiver by Target, of the following conditions at or prior to the Effective Time, each of which is for the exclusive benefit of Target and may be waived by Target at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it may have:

1. Buyer shall have performed in all material respects the obligations to be performed by it under this Agreement on or before the Effective Time;

2. The representations and warranties of Buyer set forth in Schedule G shall be true and correct in all material respects at and as of the Effective Time (as if made at and as of such time), except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

3. The shares of Buyer Common Stock to be issued pursuant to the Arrangement shall have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

4. Jones, Day, Reavis & Pogue shall have delivered a legal opinion to Target in substantially the form attached hereto as Schedule D-4.

                                   SCHEDULE E

                CONDITIONS FOR THE BENEFIT OF EACH OF THE PARTIES

         The respective obligations of each of the parties hereto to complete the transactions contemplated by the Arrangement shall be subject to the fulfillment, or the waiver by each of them, of each of the following conditions at or prior to the Effective Time:

1. The Interim Order shall have been obtained in form and substance reasonably satisfactory to Buyer and shall not have been set aside or modified in a manner unacceptable to Buyer, on appeal or otherwise;

2. The Arrangement, with or without amendment, shall have been approved at the Extraordinary General Meeting in accordance with the Interim Order and all requirements of the Legislation;

3. The Final Order shall have been obtained in form and substance reasonably satisfactory to Buyer and shall not have been set aside or modified in a manner unacceptable to Buyer, on appeal or otherwise;

4. No Order shall have been issued by any Governmental Authority, no action, suit or proceeding shall have been threatened or taken by any Governmental Authority, and no Law, regulation or policy shall have been proposed, enacted, or promulgated or applied which makes illegal or otherwise directly or indirectly enjoins or prohibits the ownership by Buyer of the Target Common Shares or the completion of the Arrangement; and

5. (a) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC; or (b) the Buyer Common Stock shall have been issued pursuant to an exemption from the registration requirements of the Securities Act and such shares shall be freely tradable in the United States on the New York Stock Exchange, subject to the requirements of Rule 145 of the Securities Act.

                                   SCHEDULE F

                    REPRESENTATIONS AND WARRANTIES OF TARGET

1. Organization, Standing and Corporate Power. Each of Target and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of Target and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing could not reasonably be expected to have a Material Adverse Effect on Target. Target has made available to Buyer prior to the execution of this Agreement complete and correct copies of the Constituent Document of Target and each of its Subsidiaries.

2. Capitalization. The authorized and issued share capital of Target is described in the Target Disclosure Letter. Except as described in the Target Disclosure Letter, and except for the rights of Buyer under this Agreement and the Option Agreement, there are no Target Stock Options, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of Target to issue, sell or acquire any securities of Target or securities or obligations of any kind convertible into or exchangeable for any securities of Target or any other Person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the share price, book value, income or any other attribute of Target. All of the outstanding shares of capital stock of Target are validly issued, fully paid and non-assessable and were issued in material compliance with all applicable securities Laws and free of preemptive rights.

3. Subsidiaries. Global Election Systems, Inc., a Delaware corporation, Spectrum Print & Mail Services, Ltd., a Delaware corporation, and Global Systems Caribbean, Inc., a Puerto Rico corporation, are the only Subsidiaries of Target. All of the outstanding shares of capital stock and other ownership interests of Target's Subsidiaries are owned by Target, free and clear of all Encumbrances, and are validly issued, fully paid and non-assessable and were issued in material compliance with all applicable securities Laws and free of preemptive rights. All securities and other ownership interests owned directly or indirectly by Target are owned free and clear of all Encumbrances. There are no options, warrants, conversion privileges or other rights, agreements, arrangements, commitments or obligations of Target or any of its Subsidiaries to issue, sell or acquire any securities of any of those Subsidiaries or securities or obligations of any kind convertible into or exchangeable for securities or other ownership interests of any of those Subsidiaries. There are no outstanding stock appreciation rights, equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of any of the Subsidiaries of Target.

4. Authority Relative to this Agreement. Target has the requisite corporate power and authority to enter into this Agreement, the Option Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Option Agreement and each such Transaction Document by Target have been duly authorized by the board of directors of Target and no other corporate proceedings on the part of Target are necessary, other than the Target Shareholder Approval. This Agreement and the Option Agreement have been duly executed and delivered by Target and constitute the legal, valid and binding obligation of Target, enforceable by Buyer against Target in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). The execution and delivery by Target of this Agreement and each Transaction Document to which Buyer is or will be a party and performance by it of its obligations hereunder and thereunder will not result in:

         (a) a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or under,

                           (i) its Constituent Documents or any resolution of
                  its directors or the Target Common Shareholders or the stockholders of any of its Subsidiaries,

                           (ii) any applicable Law, any Order of any
                  Governmental Authority (subject to obtaining the authorizations, consents and approvals referred to in paragraph (5)), or

                           (iii) any agreement, arrangement or understanding to
                  which it or any of its Subsidiaries is a party or by which any of them or their Properties is bound or affected that could reasonably be expected to have a Material Adverse Effect on Target, or

         (b) the imposition of any Encumbrance upon any of its Properties or assets or the Properties or assets of any of its Subsidiaries.

5. Approval. Other than in connection with or in compliance with the provisions of the Competition Act (Canada), the Investment Canada Act (Canada), no authorization, consent, license or approval of, or registration or filing with, any Governmental Authority is necessary for the consummation by Target of its obligations under this Agreement, the Option Agreement or any of the Transaction Documents to which it is or will be a party, except for such authorizations, consents, licenses, approvals, registrations and filings the failure by Target to obtain or make could not, individually or in the aggregate, prevent or materially delay the consummation of the Arrangement.

6. Target SEC Documents; No Undisclosed Liabilities. (a) Target has filed all Target SEC Documents. As of their respective dates, the Target SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Legislation, as the case may be, and none of the Target SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Target SEC Document has been revised or superseded by a later filed Target SEC Document, none of the Target SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Target included in the Target SEC Documents (i) comply as to form as of their respective filing dates with the SEC in all material respects with the Accounting Rules, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the Accounting Rules) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly and accurately present in all material respects the consolidated financial position of Target and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

                  (b) Except (i) as reflected in the Target Balance Sheet, (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or (iii) liabilities disclosed in the Target Disclosure Letter, neither Target nor any of its Subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, could reasonably be likely to have a Material Adverse Effect on Target.

7. Absence of Certain Changes or Events. Since January 1, 2001, (a) Target and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, (b) there has not been any fact, circumstance, event, change or condition that could reasonably be expected to have a Material Adverse Effect on Target that has not been previously disclosed to Buyer in writing, and (c) Target has not taken any action that, if taken after the date hereof, would require the approval of Buyer pursuant to Section 4.5.

8. Litigation. There is no suit, action, proceeding, claim, grievance or investigation pending or, to the Knowledge of Target, threatened against or affecting Target or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or Order of any Governmental Authority outstanding against Target or any of its Subsidiaries.

9. Compliance. Neither Target nor any of its Subsidiaries is in conflict with, or in default or violation of, in any material respect, (a) any Law (including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, irrespective of whether any such Person is subject thereto) or Order applicable to Target or any of its Subsidiaries or by which any Property or asset of Target or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or Contractual Obligation to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any property or asset of Target or any of its Subsidiaries is bound or affected. To the Knowledge of Target, neither Target nor any of its Subsidiaries is under review or investigation with respect to, or has been threatened to be charged with or given notice of, any violation of any Law or Order. Target and its Subsidiaries hold all material Permits and have taken all actions required by applicable Law or regulations of any Governmental Authority in connection with their respective business as now conducted.

10. Property. (a) Each of Target and its Subsidiaries has good and marketable title to or is entitled to the benefits of all of its real and personal Property and assets reflected in the Target Balance Sheet, together with all additions thereto and less all dispositions thereof in the ordinary course of business, and such Properties and assets are not subject to any Encumbrance of any kind, other than Permitted Encumbrances.

                   (b) Neither Target nor any of its Subsidiaries owns any real property. Target or one of its Subsidiaries has a valid leasehold interest in the Leased Properties, which are all of the real properties that are leased by Target and its Subsidiaries as of the date hereof. None of the Leased Properties is subject to any rights of way, written agreements, Laws, ordinances or regulations affecting building use or occupancy or reservations of an interest in title that could, individually or in the aggregate, materially interfere with the present use of any of the Leased Properties subject thereto or affected thereby or otherwise materially impair business operations conducted by Target and its Subsidiaries. Neither Target nor any of its Subsidiaries has received written notice of any violation of any Law with respect to any of the Leased Properties. Neither Target nor any of its Subsidiaries has received any written notice with respect to any the Leased Properties to the effect that any condemnation or rezoning proceedings are pending or threatened.

11. Related Party Transactions. Except as described in the Target SEC Documents, there are no arrangements, agreements and contracts entered into by Target or any of its Subsidiaries with any Person who is an officer, director or Affiliate of Target, or any lineal descendent of any of the foregoing, or any entity in which any of the foregoing has an economic interest (excluding ownership of stock of publicly owned companies), except those of a type described in paragraph 15 of this Schedule F.

12. Tax Matters. Each of Target and its Subsidiaries and any consolidated, combined, unitary or aggregate group for Tax purposes of which Target or any Subsidiary of Target is or has been a member has timely filed all Tax Returns required to be filed by it (after giving effect to any extension properly granted by a Tax Authority having authority to do
         so) and has timely paid (or Target has timely paid on its behalf) all Taxes required to be paid by it (whether or not shown on such Tax Returns), except Taxes that are being contested in good faith by appropriate proceedings and for which Target or the applicable Subsidiary of Target have set aside adequate reserves on the Target Balance Sheet. Each such Tax Return is complete and accurate in all material respects. The Target Balance Sheet reflects an adequate reserve for all material Taxes payable by Target and its Subsidiaries for all taxable periods and portions thereof through the date of such balance sheet. Neither Target nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which would present a risk that any material Tax described in the preceding sentence will be imposed upon Target or any Subsidiary of Target. No material deficiencies for any Taxes have been proposed, asserted or assessed against Target or any Subsidiary of Target, and no requests for waivers of the time to assess any such Taxes are pending and no extensions of time to assess any such Taxes are in effect and no Tax Returns of Target or any of its Subsidiaries are currently being audited by any applicable Tax Authority or are threatened with any such audit. All material Taxes required to be withheld, collected and paid over to any Tax Authority by Target and any Subsidiary of Target have been timely withheld, collected and paid over to the proper Tax Authority. No Tax Authority has imposed an Encumbrance against Target or any of its Subsidiaries or any of their respective properties for any Taxes payable pending actions or proceedings by any Tax Authority for assessment or collection of any Tax. No written claim has been made by a Tax Authority in a jurisdiction where Target or any Subsidiary of Target does not file Tax Returns that it is or may be subject to taxation by the jurisdiction. Neither Target nor any Subsidiary of Target is party to, nor has any liability under (including liability with respect to any predecessor entity), any indemnification, allocation or sharing agreement with respect to Taxes. No shareholder of Target, acting alone or as part of a group, currently owns, or owned at any time in the last five years, 25% or more of the issued shares of any class of capital stock of Target.

13. Environmental Matters. To the Knowledge of Target, there are no Hazardous Substances on any of the Leased Properties that could result in any material liability to Target or any of its Subsidiaries. Target and its Subsidiaries have complied in all material respects with all applicable Environmental Laws, including all regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances. Target and its Subsidiaries have obtained, currently maintain and, as currently operating are in compliance in all material respects with, all Environmental Permits for the conduct of the business and operations of Target and its Subsidiaries in the manner now conducted. Target is not responsible for the remediation of any Hazardous Substances for a cost exceeding $250,000 in the aggregate. To the Knowledge of Target, there are no actions or proceedings pending or threatened to revoke or materially modify such Environmental Permits. No Hazardous Substances have been used, stored, manufactured, treated, processed or transported to or from any such Leased Property by Target and its Subsidiaries or released, discharged or disposed of, on or from the Leased Property by Target or its Subsidiaries, except in compliance in all material respects with Environmental Laws and in a manner that does not result in material liability under applicable Environmental Laws. None of Target or any of its Subsidiaries has received any written notice of potential responsibility, letter of inquiry or written notice of alleged liability from any Person regarding such Leased Property or the business conducted thereon. No investigation, action or review is pending or, to the Knowledge of Target, threatened by any Governmental Authority or other Person against Target or any of its Subsidiaries under any Environmental Law. For the purposes of this paragraph 13 only, "Leased Properties" shall be deemed to include all real property formerly owned, operated or leased by Target or its current or former Subsidiaries, solely, however, as to the period of time when such property was so owned, operated or leased by Target or its current or former Subsidiaries. Target has previously delivered to Buyer complete copies of all final versions of environmental investigations and testing or analysis that are in the possession, custody or control of any of Target or any of its Subsidiaries with respect to the environmental condition of the Leased Properties.

14. Contracts; Debt Instruments. (a) There have been delivered to Buyer true, correct and complete copies of all of the following Material Contracts to which Target or any of its Subsidiaries is a party or by which any of them or their respective Properties is bound: (i) agreements pursuant to which Target or its Subsidiaries holds or grants a leasehold interest in or otherwise has an economic interest in any real property; (ii) contracts with any current or former officer or director of Target or any of its Subsidiaries; (iii) contracts (A) for the sale of any of the material Properties or assets of Target or any of its Subsidiaries or the acquisition of any material amount of assets by Target or any of its Subsidiaries or (B) for the grant to any Person of any rights to purchase any of its material assets; (iv) contracts which restrict Target or any of its Subsidiaries from competing in any line of business or with any Person in any geographical area in any material manner or which restrict any other Person from competing with Target or any of its Subsidiaries in any line of business or in any geographical area in any material manner; (v) loan commitments, indentures, credit agreements, security agreements, guarantees, promissory notes, letters of credit, hedging obligations, capitalized lease obligations, take or pay contracts and other contracts relating to Indebtedness (whether owed by or held by Target or any Subsidiary);
         (vi) joint venture agreements; (vii) sales agreements with any Governmental Authority; (viii) reseller agreements; and (ix) any contract not made in the ordinary course of business.

                  (b) All of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of Target and/or its Subsidiaries, enforceable against them in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). Neither Target nor any of its Subsidiaries is in material breach or default under any Material Contract nor, to the Knowledge of Target, is any other party to any Material Contract in material breach or default thereunder.

15. Target Benefit Plans; ERISA Compliance. (a) Except for Target's mandatory participation in the Canada Pension Plan or Quebec Pension Plan, Employment Insurance Program and applicable provincial workers' compensation programs, there are no Target Benefit Plans. The Target Disclosure Letter contains a true and complete list of all agreements or plans providing for termination or severance pay to any officer, director or employee of Target.

                  (b) Each Target Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA, the Code, and their respective Canadian equivalents. Each Target Benefit Plan is in compliance with all applicable Laws, including the applicable provisions of ERISA, the Code and any similar Canadian statute. Each Target Benefit Plan that is intended to be qualified under Section 401(a) or 401(k), of the Code (or its Canadian equivalent) is so qualified and each trust established in connection with any Target Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code (or its Canadian counterpart) is so exempt. No fact or event has occurred which is reasonably likely to affect adversely the qualified status of any such Target Benefit Plan or the exempt status of any such trust. All contributions to, and payments from, each Target Benefit Plan and Multiemployer Plan that are required to be made in accordance with such Plans and applicable Laws (including ERISA, the Code and their respective Canadian equivalents) have been timely made.

                  (c) No Target Benefit Plan is or at any time was (i) subject to Title IV of ERISA (or its Canadian equivalent) or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (or their respective Canadian equivalents). Neither Buyer nor any of its Subsidiaries contributes to any Multiemployer Plan.

                  (d) No Target Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees, officers or directors after retirement or other termination of service.

                  (e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event,
         (i) entitle any current or former employee, officer or director of Target to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation, equity rights or benefits due any such employee, officer or director.

                  (f) With respect to each Target Benefit Plan, Target has delivered to Buyer a true and complete copy of: (A) each writing constituting a part of such Target Benefit Plan, including without limitation all Target Benefit Plan documents and trust agreements; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule (and Canadian equivalents), if any; (C) the most recent annual financial report, if any; (D) the most recent actuarial report, if any;
         (E) the most recent determination letter from the IRS (and Canadian equivalent), if any.

                  (g) With respect to each Target Benefit Plan, there have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA or its Canadian equivalent) by ERISA (or its Canadian equivalent) with respect to Target Benefit Plans that would result in any liability or excise tax under ERISA, the Code or their respective Canadian equivalents.

                  (h) There has been no amendment to, written interpretation of or announcement (whether or not written) by Target or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Target Benefit Plan which would increase materially the expense of maintaining such Target Benefit Plan above the level of the expense incurred in respect thereof for the 12 months ended on the date of the most recent balance sheet for Target and its Subsidiaries.

                  (i) All contributions and payments due under each Target Benefit Plan have either been discharged and paid or are adequately reflected as a liability on the Target Balance Sheet in accordance with GAAP.

                  (j) Neither Target nor any of its Subsidiaries is a party to or subject to any organizing drive, certification, union contract or collective bargaining agreement, (ii) Target and its Subsidiaries are in compliance in all material respects with all currently applicable U.S. or Canadian national or provincial Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice that would affect Target in any material respect, and (iii) there is no unfair labor practice complaint pending or, to the Knowledge of Target, threatened against Target or any of its Subsidiaries before the National Labor Relations Board (or its Canadian national or provincial counterpart) that would affect Target in any material respect.

16.      Intellectual Property.

                  (a) The Target Disclosure Letter lists all grants and/or registrations of Intellectual Property of Target with any Governmental Authority and all applications for registration of Intellectual Property of Target. Such grants and/or registrations, to the extent completed and fully granted and/or registered, are subsisting, all necessary registration and renewal fees in connection with such grants and/or registrations have been made and all necessary documents and certificates in connection with such grants and/or registrations have been filed with the relevant patent, copyrights and trademark authorities in the United States or other foreign jurisdiction for the purposes of maintaining such Intellectual Property grants and/or registrations. Target is diligently pursuing any applications for grant and/or registration pending before the relevant patent, copyrights and trademark Governmental Authorities in the United States or other foreign jurisdictions.

                  (b) Target has good and exclusive title to each item of Intellectual Property of Target which it owns, free and clear of any Encumbrance, with the exception of Intellectual Property of Target which the Target Disclosure Letter describes as jointly owned. As to jointly owned Intellectual Property of Target, Target has the right to use, license, and transfer ownership of such Intellectual Property of Target without restriction, including but not limited to, without any obligation to make payment or give notice to any co-owner. Target has the right pursuant to a valid contract or license agreement to use or operate all other Intellectual Property of Target in which it has no ownership interest, and to sublicense the use of such Intellectual Property of Target to others, where such Intellectual Property of Target is provided to others as part of, or with, a product of Target or any Subsidiary.

                  (c) The operation of the businesses of Target or any Subsidiary as they currently are conducted does not infringe the Intellectual Property rights of any other Person, and neither Target nor any Subsidiary has received notice from any Person that the operation of its respective businesses infringes the Intellectual Property rights of any Person. There are no contracts between Target or any other Subsidiary and any other Person with respect to the Intellectual Property of Target in respect of which there is any dispute known to Target or any Subsidiary regarding the scope of such agreement, or



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



         performance under such contract, including with respect to any payments to be made or received by Target or any Subsidiary.

                  (d) Neither Target nor any Subsidiary has granted to any Person, nor authorized any Person to retain, any rights in the Intellectual Property of Target, other than Permitted Rights. To the Knowledge of Target, no Person is infringing or misappropriating any of the Intellectual Property of Target.

17. Determinations by the Board. The Board of Directors of Target (after receiving advice from its legal advisors and the Financial Advisor) has determined at it meeting held on August 30, 2001:

         that the consideration to be received in exchange for the Target Common Shares pursuant to the Arrangement is fair to the Target Common Shareholders, from a financial point of view,

         (a) that the Arrangement and the performance by Target of its obligations under the Arrangement are in the best interests of Target and the Target Common Shareholders; and

         (b) to authorize the execution and delivery of this Agreement, the Option Agreement and each of the other Transaction Documents to which Target is or will be a party.

18. Opinion of Financial Advisor. Target has received the opinion of the Financial Advisor to the effect that the Exchange Consideration to be received by the Target Common Shareholders is fair to such Persons from a financial point of view.

19. Brokers. Target and its Subsidiaries will not be liable, directly or indirectly for the fees, commissions or expenses of any broker, finder, investment banker or other agent or intermediary in connection with the Arrangement, other than to (A) the Financial Advisor solely in respect of the Arrangement pursuant to agreements in effect on the date hereof, complete copies of which have been provided to Buyer prior to the date of this Agreement, and (B) soliciting dealers that may be engaged by Target in connection with the Arrangement on usual commercial terms.



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



                                   SCHEDULE G

                     REPRESENTATIONS AND WARRANTIES OF BUYER

1. Organization, Standing and Corporate Power. Each of Buyer and Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of Buyer and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing could not reasonably be expected to have a Material Adverse Effect on Buyer.

2. Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement, the Option Agreement and each Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the Option Agreement and each such Transaction Document by Buyer have been duly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary. This Agreement and the Option Agreement have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable by Target against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). The execution and delivery by Buyer of this Agreement and each Transaction Document to which Buyer is or will be a party and performance by it of its obligations hereunder and thereunder will not result in:

         (a) a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of or under,

                           (i) its Constituent Documents or any resolution of
                  its directors or shareholders or those of any of its Subsidiaries,

                           (ii) any applicable Law, any regulation, order,
                  judgment or decree of any Governmental Authority (subject to obtaining the authorizations, consents and approvals referred to in paragraph (3)), or

                           (iii) any agreement, arrangement or understanding to
                  which it or any of its Subsidiaries is a party or by which any of them or their properties is bound or affected that could reasonably be expected to have a Material Adverse Effect on Buyer, or

         (b) the imposition of any Encumbrance upon any of its assets or the assets of any of its Subsidiaries.

3. Approval. Other than in connection with or in compliance with the provisions of the Competition Act (Canada), the Investment Canada Act (Canada), the Legislation, the Securities Act and the Exchange Act, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Buyer of its obligations under this Agreement, the Option Agreement or any of the Transaction Documents to which it is or will be a party, except for such authorizations, consents, approvals and filings the failure by Target to obtain or make could not, individually or in the aggregate, prevent or materially delay the consummation of the Arrangement.

4. Buyer SEC Documents. Buyer has filed all Buyer SEC Documents. As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Buyer SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Buyer SEC Document has been revised or superseded by a later filed Buyer SEC Document, none of the Buyer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Documents as of and for the period ended December 31, 2000 and June 30, 2001 (i) comply as to form, as of their respective dates of filing with the SEC, in all material respects with the Accounting Rules, (ii) have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the Accounting Rules) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).

5. No Acquisition Proposal. As of the date of this Agreement, there is not pending any bonafide proposal received by Buyer regarding any merger, consolidation or reorganization of Buyer with any other Person as a result of which less than a majority of the combined voting power of the securities of the Person surviving such transaction would be held immediately after such transaction by all the holders of Buyer Common Stock immediately prior to such transaction and for which transaction financing, to the extent required, is then committed.

6. Litigation. Except as set forth in the Buyer SEC Documents, there is no suit, action, proceeding, claim, grievance or investigation pending or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or Order of any Governmental Authority outstanding against

         Buyer or any of its Subsidiaries that, in any such case, could reasonably be expected to have a Material Adverse Effect on Buyer.

7. Compliance. Except as set forth in the Buyer SEC Documents, neither Buyer nor any of its Subsidiaries is in conflict with, or in default or violation of, in any material respect, (a) any Law (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended) or Order applicable to Buyer or any of its Subsidiaries or by which any Property or asset of Buyer or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or Contractual Obligation to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or any property or asset of Buyer or any of its Subsidiaries is bound or affected that, with respect to any of the matters described in clauses (a) or (b), could reasonably be expected to have a Material Adverse Effect on Buyer.

8. No Material Adverse Change. Since June 30, 2001, there has not been any fact, circumstance, event or condition (other than general economic and stock market conditions) that could reasonably be expected to have a material adverse effect on the financial condition or results of operations of Buyer that has not previously been disclosed in the Buyer SEC Documents.